EXHIBIT 5(a)(iii)



                           HARRIS INSIGHT FUNDS TRUST
                           60 STATE STREET, SUITE 1300
                                BOSTON, MA 02109

                                                                 June 6, 1997
Harris Trust and Savings Bank
111 West Monroe Street
Chicago, Illinois  60603

To Whom It May Concern:

Reference is made to the Investment Advisory Agreement between Harris Insight Funds Trust (the "Trust") and Harris Trust and Savings Bank dated February 23, 1996 (the "Agreement").

Pursuant to Section 1 entitled "Appointment of Adviser," this writing is to provide notice of the addition of a new series, Harris Insight Emerging Markets Fund ("Emerging Markets Fund") under the Trust. Emerging Markets Fund is to be considered a Fund under the Agreement and shall be subject to the provisions of the Agreement to the same extent as the Funds named thereunder. The Trust shall pay, on behalf of Emerging Markets Fund, the Adviser a fee, computed and accrued daily and payable on the first business day of each month at an annual rate of 1.25% of the average daily net assets of Emerging Markets Fund. Such fee as is attributable to Emerging Markets Fund shall be a separate charge to Emerging Markets Fund and shall be the several (and not joint or joint and several) obligation of Emerging Markets Fund.

The Trust requests that you act as Investment Adviser with respect to Emerging Markets Fund while continuing to act as Investment Adviser with respect to the Funds named in the Agreement. With respect to your employment of a Subadviser pursuant to the Agreement, it is understood that from time to time such Subadviser may employ or associate with such persons believed by the Subadviser to be particularly fitted to assist in the execution of its duties as Subadviser so long as (i) such association or employment in no way diminishes the Subadviser's obligations regarding such duties, and (ii) the cost of performance of such duties by another is borne and paid for by the Subadviser.

If the foregoing is in accordance with your understanding, please so indicate by signing and returning to us the enclosed copy hereof.
                                                     Sincerely,

                                                     Harris Insight Funds Trust
                                                     /s/ Richard W. Ingram
                                                     ---------------------------
                                                     By: Richard W. Ingram
Accepted:   Harris Trust and Savings Bank
            /s/ Peter P. Capaccio
            -----------------------------
            By: Peter P. Capaccio